Exhibit 10.1

ACKNOWLEDGMENT

The undersigned, Bret Violette, acknowledges that on February 2, 2009, he was provided with the attached Amended Employment and Release Agreement (“Agreement”).  The undersigned further acknowledges that he has been advised to consult with his attorney before entering into the attached Agreement, and that he is being given a period of at least twenty-one (21) days (i.e., up to and including February 23, 2009) to consider whether to accept or reject the proposed Agreement.  The undersigned acknowledges that he has received and read this Acknowledgment, and fully understands its meaning.

/s/ Bret Violette		/s/ Robin H. Chandler
Bret Violette		Witness

Date:	2/2/09	Date:	2-2-09

AMENDED EMPLOYMENT AND RELEASE AGREEMENT

This Amended Employment and Release Agreement (“Agreement”) is entered into as of this  2nd day of February, 2009 (“Execution Date”), by and between Bret Violette (hereinafter “Employee”), and Tree.com, Inc., and its successors, assigns, and affiliates (collectively, “Company”).

RECITALS

WHEREAS, Employee has been employed by the Company as President of Real Estate;

WHEREAS, Employee and Company desire to terminate the employment relationship in an amicable and definitive manner, and the parties wish to memorialize the terms upon which Employee’s employment with Company will end, and to otherwise resolve all outstanding issues between them concerning Employee’s employment with Company;

WHEREAS, Employee’s effective last day of employment is July 15th, 2009 (“Termination Date”); and

WHEREAS, Employee’s last day in the office is February 27th, 2009 (“Departure Date”); and

WHEREAS, the Company, in exchange for the release provided by Employee herein, has agreed to provide Employee with certain additional compensation and other consideration which it is not otherwise obligated to provide.

AGREEMENT

1.              Compensation.  The Company will pay to Employee his weekly Base Salary (as defined in the Employment Agreement between Employee and Company dated April 11, 2007 (the “Employment Agreement”)), and any other compensation due and payable during the term of employment through and including the Termination Date.  Such payments shall be made in accordance with the Company’s regular payroll schedule, with the final payment through July 15, 2009 being made on or before July 15, 2009.  The Company will also pay to Employee, on or before July 15, 2009, an amount equal to any accrued but unused vacation and personal days balance.  In addition, and without limiting the foregoing, upon the Termination Date, Company shall pay Employee the guaranteed bonus as defined in the Employment Agreement in the amount of five hundred thousand dollars ($500,000) (“Guaranteed Annual Bonus Payment”) on or before July 15, 2009.  If Company fails to pay the Guaranteed Annual Bonus Payment as set forth above, Company agrees to pay interest at the legal rate specified by N.C. Gen. Stat. 24-1 (8% per annum) until paid, along with attorneys’ fees incurred by Employee in collecting such Guaranteed Annual Bonus Payment.

2.              Employee Benefits.  Subject to the provisions of Paragraph 3 below, from and after the Termination Date, Employee shall not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits to employees of the Company generally or individually.  Notwithstanding the foregoing, Employee (a) shall continue to be eligible for medical, dental, vision, and medical flexible spending account benefits, to the extent currently enrolled, until July 31, 2009, and (b) shall be entitled, if otherwise eligible, (i) to exercise his right to continued coverage under the Company medical benefit plan as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986, 26 U.S.C. §§ 490B et seq. (“COBRA”) (and with respect to which the Company will provide Employee with a separate notice as required by federal law); and (ii) to elect the payment of benefits to which Employee is entitled under any employee pension benefit plan of the Company as provided under the terms of any such plan.

3.               Severance Benefits.

(a)           Notwithstanding the provisions of Paragraph 2, as consideration for Employee’s execution of this Agreement and assent to its terms and conditions,

(i)                                    Company shall cause certain unvested Tree.com Restricted Stock Units (“RSUs”) issued to Employee by the Company or Company’s predecessor, IAC/InterActiveCorp (“IAC”), to vest upon the Termination Date, as set forth on Exhibit A, representing all of Employee’s unvested Tree.com RSUs.  Notwithstanding the foregoing, any such Tree.com RSUs that vest pursuant to this subsection (a)(i) shall not be distributed to Employee until the applicable distribution date set forth in the Stock Plan governing such Tree.com RSUs; and

(ii)                                 Company shall cause certain unvested IAC, Ticketmaster, Interval, or HSN (individually, “Spinco”) RSUs issued to Employee, either by Company or by IAC, to vest upon the Termination Date, as set forth on Exhibit A, representing two-third (2/3rds) of Employee’s unvested RSUs in each of the respective Spincos.  Notwithstanding the foregoing, any such Spinco RSUs that vest pursuant to this subsection (a)(ii) shall not be distributed to Employee until the applicable distribution date set forth in the Stock Plan governing such spinco RSUs.

(b)           All payments described in subsection (a) above shall be subject to and reduced by any and all applicable federal, state, and local withholdings or deductions.

4.              Adequacy of Consideration.  Employee understands that the Severance Benefits provided hereunder by the Company are discretionary in nature, are not an admission of liability by the Company, and constitute adequate consideration for the Agreement.

5.              Release.  (a).  Except as described below, Employee agrees and covenants not to file any complaints, lawsuits, or charges against the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of or related to his employment with, or resignation from, the Company.  Employee agrees to release the Released Parties from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Released Parties, whether known or unknown, arising from or relating to Employee’s employment with or resignation from the Company, including but not limited to:  wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, and the Family and Medical Leave Act; the discrimination or other employment laws of the State of California; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation; and libel, slander, or breach of contract other than the breach of this Agreement; provided, however, nothing in this Agreement shall prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency.  Notwithstanding the foregoing, Employee waives his right to recover monetary damages in any charge, complaint or lawsuit filed by him or anyone else on his behalf to the extent such claim relates directly or indirectly to Employee’s employment with Company.  Employee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to his employment with Company.

(b)           Company agrees to forever release, acquit, and discharge Employee from and against all claims, charges, complaints, causes of actions or demands which exist as of the date of this Agreement that are actually known to the Chief Executive Officer or Senior Vice President – Human Resources and that arise out or are related to Employee’s employment with the Company.

(c)           Nothing contained in this Section 5 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA agreement in Section 13 herein.

(d)           This Agreement specifically excludes claims, charges, complaints, causes of action or demands that post-date the Termination Date.

6.               Indemnification.  Company agrees to defend and indemnify Employee and hold Employee harmless from all claims, charges, complaints, causes of actions or demands brought by third parties against Employee arising out of or related to Employee’s employment with the Company, to the fullest extent permitted by the Company’s Bylaws.

7.              Continuing Obligations.  Employee and Company agree that the provisions of the Standard Terms and Conditions to Employee’s Employment Agreement (excluding Section 1 of such Standard Terms and Conditions) shall continue to apply and are hereby incorporated by reference.  In the event of any conflict between the provisions of this Agreement and such Standard Terms and Conditions, the provisions of this Agreement shall control.  Notwithstanding anything to the contrary, for purposes of the third paragraph of Section 2(b) of such Standard Terms and Conditions, real estate broker shall not be considered to have a “material internet or call center marketing operations,” unless either (i) such broker employs fifteen (15) or more call center employees, or (ii) such broker derives 25% or more of its revenue from leads generated by Company sponsored websites.  Furthermore, notwithstanding anything to the contrary, for purposes of the last sentence of the third paragraph of Section 2(b) of such Standard Terms and Conditions, Employee shall not be prohibited creating an internet or call center marketing capability, or managing or participating in such operations, for an existing broker, provided that such existing broker (i) employs fewer than fifteen (15) call center employees and (ii) derives less than $15 million in revenue during the Restricted Period from Company sponsored websites.

8.              Non-Disparagement.  Employee covenants and agrees that he will not knowingly make critical, negative or disparaging remarks about the Company, its affiliates, or their officers, directors, employees, or representatives, including but not limited to comments about any of their products, services, business or employment practices.  Company covenants and agrees that it, its affiliates, or their respective officers, directors, employees, or representatives will not knowingly make critical, negative, or disparaging remarks about the Employee to any third party.

9.              Return of Property.  Employee acknowledges that the Company has returned to him all of his personal effects and property which were in the Company’s possession or control.  Employee further acknowledges and agrees that he has returned or will return to the Company all property of the Company (including, but not limited to, computers, cell phones, pagers, keys and access cards, Company credit cards, and all other Company documents, records and equipment) which are in Employee’s possession or control, including all copies and summaries of any of the Company’s confidential or proprietary information.

10.        Modification.  Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written.  Any modification of this Agreement must be made in writing and be signed by Employee and the Company.

11.        References.  Employee will direct all employment verification inquiries to the Company’s Senior Vice President of Human Resources.  In response to inquiries regarding Employee’s employment with the Company, the Company by and through its speaking agent(s) agrees to provide only the following information: Employee’s date of hire, his position(s), the date his employment ended, and rates of pay.

12.         Severability; Choice of Law; Venue; Entire Agreement.  If any provision of this Agreement or compliance by Employee or the Company with any provision of the Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.  If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Company.  This Agreement is governed by, and construed and interpreted in accordance with the laws of the State of North Carolina, without regard to principles of conflicts of law.  Employee consents to venue and personal jurisdiction in North Carolina for disputes arising under this Agreement.  Except as expressly provided herein, this Agreement represents the entire understanding with the parties with respect to the subject matter herein, and the parties acknowledge and agree that no oral representations have been made or relied upon by the parties.

13.         ADEA Claims.  Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he may have against the Released Parties, as of the date of the execution of this Agreement, arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the applicable rules and regulations promulgated thereunder.  Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.  Employee specifically agrees and acknowledges that:  (A) the release in this Section 13 was granted in exchange for the receipt of consideration that exceeds the amount to which he would otherwise be entitled to receive upon termination of his employment; (B) his waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (C) that he has read and understands the terms of this Agreement; (D) he has hereby been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (E) the Company has given him a period of up to twenty-one (21) days within which to consider this Agreement, which period shall be waived by Employee’s voluntary execution prior to the expiration of the twenty-one day period and the parties agree that any changes to the terms or conditions of this Agreement (whether material or immaterial) will not restart the running of the 21-day period; and (F) following his execution of this Agreement he has seven (7) days in which to revoke his release as set forth in this Section 133 only and that, if he chooses not to so revoke, the agreement in this Section 13 shall then become effective and enforceable and the payment listed above shall then be made to him in accordance with the terms of this Agreement.  To cancel this Agreement, Employee understands that he must give a written revocation to the Senior Vice President of Human Resources of the Company at 11115 Rushmore Drive, Charlotte, North Carolina 28277, either by hand delivery or certified mail within the seven-day period.  If he rescinds the Agreement, it will not become effective or enforceable and he will not be entitled to any benefits from the Company.

14.         Cooperation and Assistance.  Employee agrees to provide the Company with reasonable cooperation and assistance related to the transition of his job duties and projects to other employees from the Departure Date through the Termination Date, including, but not limited to, assistance with Company’s litigation matters.  In doing so, Employee will not be required to come to the Company’s offices (unless Employee and the Company mutually agree to do so), but agrees to make himself readily available by telephone through March 31, 2009, and thereafter to reasonable telephone inquiries and other forms of correspondence from the Company concerning the transition of his job duties and projects.  Employee agrees to use his best efforts to respond to such inquires within a reasonable period of time.

15.         Costs.  The parties will each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

16.         Default.  In the event Employee has been determined by any court of law to be default under the provisions of this Agreement Company’s obligations under this Agreement prior to April 11, 2010, Employee shall have deemed to have forfeited, and shall immediately reimburse Company, for the amount of any payments paid to or due or owing to Employee pursuant to paragraph 3(a) of this Agreement

16.       EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY, ITS AFFILIATES, SUBSIDIARIES AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS TO THE EXTENT SUCH CLAIMS RELATES DIRECTLY OR INDIRECTLY TO EMPLOYEE’S EMPLOYMENT WITH COMPANY.

NOW, THEREFORE, Employee and Company have executed this Agreement, freely and voluntarily, as of the date first written above.

/s/ Bret Violette	(SEAL)

Bret Violette

Sworn to and subscribed before me
this 2 day of February, 2009.

/s/ Robin H. Chandler

Notary Public

My Commission Expires:	May 4, 2010

TREE.COM, INC.

By:	/s/ Doug Lebda

Title:

(CORPORATE SEAL)

Sworn to and subscribed before me
this 2 day of February, 2009.

/s/ Robin H. Chandler

Notary Public

My Commission Expires:	May 4, 2010

Exhibit A

Tree.com RSUs Vesting Pursuant to Paragraph 3(a)(i)

TREE	15,924 units

Spinco RSUs Vesting Pursuant to Paragraph 3(a)(ii)

IACI	1,111 units
HSNI	444 units
IILG	444 units
TKTM	444 units